Exhibit 99.1

For release: April 7, 2010, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Second Quarter 2010 Results
          Lake Oswego, Oregon, April 7, 2010 – The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal second quarter ended February 28, 2010.
Second Quarter Highlights
Financial Highlights:
•	Revenues for the second quarter of 2010 were $200.0 million, down from $287.1 million in the prior year’s second quarter.
•	The Company’s net loss for the quarter was $4.8 million, or $0.28 per diluted share, compared to a net loss of $7.5 million, or $0.45 per diluted share, in the prior year’s second quarter. [1]
•	Net loss for the quarter includes noncash charges of $1.3 million, net of tax, or $0.08 per diluted share, for warrant amortization expense and amortization of convertible debt discount. The prior period’s second quarter included a noncash charge of $.6 million, net of tax, or $0.03 per diluted share, for amortization of convertible debt discount.
•	EBITDA for the quarter was $15.9 million, or 8.0% of revenues, compared to $9.4 million, or 3.3% of revenues in the second quarter of 2009.
Liquidity Summary:
•	The Company ended the quarter with $68 million of cash and $103 million of committed additional borrowing capacity.
•	Subsequent to quarter end the Company received a $14 million tax refund related to tax loss carry backs.
Segment Highlights:
•	New railcar deliveries in the second quarter of 2010 were 800 units, compared to 1,300 units in the second quarter of 2009.
•	Greenbrier’s new railcar manufacturing backlog as of February 28, 2010, inclusive of the GE contract modification, was 4,400 units with an estimated value of $380 million, compared to 15,100 units valued at $1.31 billion as of February 28, 2009.
•	The Company currently anticipates restarting new railcar production at its Concarril facility in Sahagun, Mexico in the fourth quarter due to increased demand.
•	Marine backlog was $90 million as of February 28, 2010, compared to $175 million as of February 28, 2009.

[1]	Net loss is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net Loss attributable to controlling interest”.

Second Quarter Results
          Revenues for the second quarter of 2010 were $200.0 million, down from $287.1 million in the prior year’s second quarter. Gross margin for the quarter was 12.1% of revenues compared to 5.6% of revenues in the prior comparable period. EBITDA was $15.9 million, or 8.0% of revenues for the quarter, compared to $9.4 million, or 3.3% of revenues in the prior year’s second quarter.
          The Company’s net loss was $4.8 million, or $0.28 per diluted share, for the quarter, compared to a net loss of $7.5 million, or $0.45 per diluted share for the same period in 2009. Net loss for the quarter includes noncash charges of $1.3 million, net of tax, or $0.08 per diluted share for warrant amortization expense and amortization of convertible debt discount. Net loss for the prior year’s second quarter included a noncash charge of $0.6 million, net of tax, or $0.03 per diluted share, for amortization of convertible debt discount. In addition, the prior period was negatively impacted by a $9.9 million obligation under a new railcar contract, wherein the Company guaranteed the purchaser minimum earnings.
Discussion of Quarterly Results and Outlook
          William A. Furman, president and chief executive officer, said, “As anticipated, the second quarter was weaker than our first quarter. Similar to prior years, we expect that the second half of the year will be significantly stronger than the first half.”
          Furman added, “We are currently experiencing early signs of increased activity and demand in all of our business segments. While overall visibility remains limited, we are seeing improvements in railcar loadings, declining railroad velocity, and declines in the quantity of railcars in storage. Assuming these trends continue, we anticipate a positive impact on each of our business segments in the second half of 2010.”
          Furman concluded, “We are cautiously optimistic that the macro economy has begun a modest recovery. Regardless of the path this recovery takes, we remain focused on several key objectives in 2010. These include improving the operational efficiency of our facilities while maintaining the flexibility to respond to market demand. Further, we will continue to manage for cash flow and liquidity, and will work to fully leverage our integrated business model. With these objectives in mind, we believe we are well positioned to capture new opportunities as economic conditions improve.”
Segment Details
          The Refurbishment & Parts segment, consisting of a network of 37 locations, repairs and refurbishes railcars, and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $94.3 million, compared to $121.7 million in the second quarter of 2009. The revenue decline was due to lower sales volumes across all product and service types, as a result of the current economic environment. Gross margin for the Refurbishment & Parts segment was 11.6% of revenues, compared to 11.7% of revenues in the prior comparable period.
          The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the second quarter was $88.1 million, compared to $145.6 million in the second quarter of 2009. Current quarter new railcar deliveries of 800 units were down from 1,300 units in the prior comparable period. Manufacturing gross margin for the second quarter was 7.3% of revenues, compared to a negative 4.4% in the second quarter of 2009. The gross margin increase was primarily the result of a more favorable railcar and marine product mix and improved production efficiencies, partially offset by less efficient absorption of overhead due to operating at lower levels of production. In addition, the prior period was negatively impacted by $.7 million in loss accruals on future production, $.6 million in severance costs, and a $9.9 million obligation under a new railcar contract, wherein the Company guaranteed the purchaser minimum earnings.
          The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 222,000 railcars. Revenue for this segment was $17.6 million, compared to $19.9 million in the same quarter last year. Leasing & Services gross margin for the quarter was 38.5% of revenue, compared to 41.9% of revenue in the same quarter last year. The decrease from the prior year’s second quarter was primarily a result of lower lease fleet utilization, reduced lease rates and rate adjustments on a certain contract. Lease fleet utilization as of the end of the quarter was up sequentially to 92.4%, compared to 91.3% at November 30, 2009, but down from 94.3% at February 28, 2009. Gains on sales of leased equipment were $0.1 million for the quarter, consistent with the second quarter of 2009.
          Selling and administrative costs were $17.0 million for the quarter, or 8.5% of revenues, versus $16.3 million, or 5.7% of revenues, for the same quarter last year. The increase from the prior period was primarily due to increased costs at our Mexican joint venture due to higher activity levels.
          Interest and foreign exchange expense was $12.4 million for the quarter, compared to $9.1 million for the same period in 2009. The current quarter includes foreign exchange losses of $0.7 million, and noncash charges of $1.1 million for warrant amortization expense and $1.0 million for amortization of the convertible debt discount. The prior comparable period included foreign exchange gains of $0.7 million and non-cash charges of $1.0 million for amortization of the convertible debt discount.
Subsequent Events
          In March 2010, the Company received a $14 million tax refund related to tax loss carry backs.
Business Outlook
          Based on current industry trends, Greenbrier expects business visibility in fiscal 2010 to remain limited. Management continues to anticipate that revenues will be lower in 2010 compared to 2009. EBITDA excluding special charges, however, is expected to be modestly higher in 2010 compared to 2009, due in part to higher expected gross margins in Greenbrier’s Manufacturing segment. Similar to previous years, financial results for the second half of the year are anticipated to be significantly stronger than the first half. While the outlook remains cautious in the near term, the Company continues to be optimistic about the long-term fundamentals that support rail and marine transportation.
          The Company believes it has adequate liquidity to weather the economic downturn, with favorable debt covenants, no significant term debt maturing until 2012, and much of its term debt maturing in 2015. The Company plans to manage for cash flow and liquidity in both the short- and long-term to ensure a strong capital position prior to key debt maturity dates.

Conference Call
          The Greenbrier Companies will host a teleconference to discuss second quarter results. Teleconference details are as follows:
•	Wednesday, April 7, 2010

•	8:00 am Pacific Daylight Time

•	Phone #: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
          Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through April 24, 2010 at 1-203-369-3384.
About Greenbrier Companies
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 222,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and “Forward Looking Statements” on page 3 of our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
          EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2010	2009(1)
Assets
Cash and cash equivalents	$67,907	$76,187
Restricted cash	1,149	1,083
Accounts receivable	115,978	113,371
Inventories	157,104	142,824
Assets held for sale	20,208	31,711
Equipment on operating leases	315,839	313,183
Investment in direct finance leases	7,707	7,990
Property, plant and equipment, net	125,310	127,974
Goodwill	137,066	137,066
Intangibles and other assets	92,830	96,902

	$1,041,098	$1,048,291

Liabilities and Equity
Revolving notes	$17,266	$16,041
Accounts payable and accrued liabilities	163,630	170,889
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	76,927	69,199
Deferred revenue	13,625	19,250
Notes payable	527,191	525,149

Stockholders’ equity controlling interest	219,481	223,726
Noncontrolling interest	7,665	8,724

Total equity	227,146	232,450

	$1,041,098	$1,048,291

[1]	As adjusted for the effects of Accounting Standards Codification (ASC) 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation – Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2010	2009(1)	2010	2009(1)
Revenue
Manufacturing	$88,065	$145,574	$148,143	$248,292
Refurbishment & Parts	94,329	121,681	187,310	253,960
Leasing & Services	17,556	19,877	36,189	41,010

	199,950	287,132	371,642	543,262

Cost of revenue
Manufacturing	81,608	152,003	137,455	258,926
Refurbishment & Parts	83,387	107,427	166,673	226,754
Leasing & Services	10,789	11,547	21,707	23,476

	175,784	270,977	325,835	509,156

Margin	24,166	16,155	45,807	34,106

Other costs
Selling and administrative	16,958	16,265	33,166	32,245
Interest and foreign exchange	12,406	9,146	23,517	20,917

	29,364	25,411	56,683	53,162
Loss before income taxes and equity in unconsolidated subsidiary	(5,198)	(9,256)	(10,876)	(19,056)

Income tax benefit	944	1,698	3,444	6,604

Loss before equity in unconsolidated subsidiary	(4,254)	(7,558)	(7,432)	(12,452)

Equity in earnings (loss) of unconsolidated subsidiaries	(131)	(251)	(314)	183

Net Loss	(4,385)	(7,809)	(7,746)	(12,269)
Net (earnings) loss attributable to noncontrolling interest	(367)	351	(250)	919

Net loss attributable to controlling interest	$(4,752)	$(7,458)	$(7,996)	$(11,350)

Basic loss per common share	$(0.28)	$(0.45)	$(0.47)	$(0.68)

Diluted loss per common share	$(0.28)	$(0.45)	$(0.47)	$(0.68)

Weighted average common shares:
Basic	17,113	16,694	17,100	16,661
Diluted	17,113	16,694	17,100	16,661

(1)	As adjusted for the effects of ASC 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation – Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 28,
	2010	2009(1)
Cash flows from operating activities
Net loss	$(7,746)	$(12,269)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	7,727	2,807
Depreciation and amortization	18,616	18,984
Gain on sales of equipment	(951)	(358)
Accretion of debt discount	4,263	1,879
Other	1,485	276
Decrease (increase) in assets:
Accounts receivable	(2,913)	28,702
Inventories	(14,600)	28,622
Assets held for sale	11,861	8,561
Other	2,268	135
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(6,810)	(22,079)
Deferred revenue	(5,410)	562

Net cash provided by operating activities	7,790	55,822

Cash flows from investing activities
Principal payments received under direct finance leases	235	211
Proceeds from sales of equipment	3,069	1,400
Investment in unconsolidated subsidiary	(450)	—
Decrease (increase) in restricted cash	(66)	244
Capital expenditures	(19,616)	(15,148)

Net cash used in investing activities	(16,828)	(13,293)

Cash flows from financing activities
Changes in revolving notes	1,541	11,283
Net proceeds from issuance of notes payable	1,712	—
Repayments of notes payable	(4,041)	(7,394)
Dividends	—	(2,001)
Investment by joint venture partner	—	1,400
Other	—	2,414

Net cash provided by (used in) financing activities	(788)	5,702

Effect of exchange rate changes	1,546	(13,122)
Increase (decrease) in cash and cash equivalents	(8,280)	35,109
Cash and cash equivalents
Beginning of period	76,187	5,957

End of period	$67,907	$41,066

(1)	As adjusted for the effects of ASC 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation – Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charges (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2010	2009	2010	2009
Net cash provided by operating activities	$2,693	$78,196	$7,790	$55,822
Changes in working capital	14,375	(74,967)	15,604	(44,503)
Deferred income taxes	(8,954)	(647)	(7,727)	(2,807)
Gain on sales of equipment	100	69	951	358
Accretion of debt discount	(2,147)	(954)	(4,263)	(1,879)
Noncontrolling interest	(367)	351	(250)	919
Other	(1,228)	(78)	(1,485)	(276)
Income tax benefit	(944)	(1,698)	(3,444)	(6,604)
Interest and foreign exchange	12,405	9,146	23,517	20,917

Adjusted EBITDA from operations	$15,933	$9,418	$30,693	$21,947

(1)	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.
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